Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy Reports First Quarter 2006 Results
•	Cash flow from operations of $366 million, including return of cash collateral;

•	Adjusted EBITDA results of $314 million, before the impact of mark-to-market (MtM) adjustments;

•	Liquidity over $1.9 billion, including $885 million in cash, at March 31, 2006;

•	Completed acquisitions of Texas Genco LLC (NRG Texas) and West Coast Power LLC (WCP);

•	Completed the sales of the Audrain and Rocky Road power plants; and

•	Adjusted EBITDA and cash flow guidance for 2006 reaffirmed.
Princeton, NJ; (May 9, 2006)—NRG Energy, Inc. (NYSE: NRG) today reported before-tax operating income of $215 million versus $44 million for the first quarter of 2005. Cash flow from operations was $366 million, including the return of $230 million of collateral, during the quarter versus $64 million, reflecting $136 million in collateral outflow, during the same period last year. Net income was $26 million for the first quarter as compared to $23 million for the same period last year. Net income in 2006 included after-tax refinancing expenses of $105 million related to the Texas Genco acquisition. These one-time expenses were partially offset by a $40 million after-tax one-time gain related to a settlement of a dispute with an equipment manufacturer and an $8 million after-tax gain from discontinued operations.
The quarter-on-quarter operating income increase largely reflects the February 2, 2006 acquisition of Texas Genco (now known as NRG Texas LLC), $57 million in revenues from emission allowance sales, and improved South Central results achieved as a result of better operating performance. Gross margins in the Northeast—excluding emission allowance revenues and MtM impacts—were down $84 million as unseasonably mild weather in the Northeast resulted in a 22 percent decline in quarter-over-quarter generation hours.
“We have been very focused on the successful completion and integration of the Texas Genco and West Coast Power acquisitions and on finalizing our operational preparations for the critical peak summer season,” said David Crane, NRG’s President and Chief Executive Officer. “I am pleased with the current status of our integration efforts and more generally of our preparedness level and am confident that as long as we get normal summer weather, we will achieve our 2006 financial objectives notwithstanding the mild weather during the first quarter,” added Crane.

Regional Segment Review of Results
Table 1: Three Months Income from Continuing Operations before Taxes and Adjusted EBITDA by region

	Income from Continuing
($in millions)	Operations before Taxes		Adjusted EBITDA
Three months ending	3/31/06	3/31/05	3/31/06	3/31/05

Northeast	132	33	180	54
Texas (1)	(7)	—	93	—
South Central	35	9	59	25
Australia	7	11	22	19
Western	(4)	3	(4)	3
Other North America	59 (2)	(6)	2	4
Other International	24	46 (3)	27	36	(3)
Alternative Energy, Non-generation, Corporate and Other(4)	(228)	(69)	8	11

Total	$18	$27	$387	$152
Less: MtM forward position accruals(5)	(29)	40	(29)	40
Add: Prior period MtM reversals	(44)	42	(44)	42

Total after MtM	$(55)	$109	$314	$234

(1) Since February 2, 2006.
(2) 2006 income results include $67 million of other income related to a settlement agreement; this one-time gain is excluded from adjusted EBITDA results.
(3) Includes Enfield results of $16 million in 2005 which was later sold on April 1, 2005.
(4) Include interest and refinancing expense of $229 million and $75 million for 2006 and 2005, respectively.
(5) Primarily related to the Northeast Region with a total quarter-over-quarter impact of $155 million.
MtM Impacts of Hedging and Trading Activities: During 2005, the Company entered into contracts to lock in forward prices for a significant portion of its expected Northeast power generation, largely related to calendar year 2006 and, to a lesser extent, calendar year 2007. While these transactions are predominantly economic hedges of the portfolio, a portion of NRG’s current forward sales portfolio is not afforded hedge accounting treatment, and the mark-to-market (MtM) change in value of these transactions is recorded to current period earnings. Weather in the first quarter of 2006 was unseasonably mild in the Northeast and resulted in lower energy prices. As a result, for the quarter, we recorded a $29 million forward net domestic MtM gain, as compared to a $40 million net domestic MtM loss recorded in the first quarter of 2005. The current quarter also benefited from the reversal of $44 million of previously accrued MtM losses as compared to the same period last year that had $42 million of previously accrued MtM gains.
Northeast: Mild weather resulted in weaker power prices and lower generation quarter-over-quarter. Decreased demand for our peaking assets resulted in lower generation with our oil-fired generation hours down 90 percent. Sales of excess emission allowances, available because of reduced generation levels, partially offset the impact of the reduced demand for power. The net change in MtM accruals and reversals for economic hedges, quarter-over-quarter, was $155 million. Operating performance of our western New York plants improved quarter-over-quarter with lower average EFOR rates and significantly higher PRB percentage blends.

Texas: The Texas region has performed largely in line with expectations since the acquisition on February 2, with weaker than forecasted power prices realized on our unhedged base load generation partially offset by a strong operating performance. The base load plants outperformed even their traditionally high levels of reliability and the gas plants dispatched at higher capacity factors than originally anticipated. Finally, the ERCOT market continues to show robust demand growth, which coupled with a static supply situation, has led to a substantial reduction in the excess reserve margin which has impacted that market over the past three years.
“The integration of Texas Genco into NRG remains very much on track and within budget and schedule,” said Crane. “In addition to delivering a strong operating performance, we completed the 99MW uprate at Limestone ahead of schedule.”
South Central: Results were favorably impacted by higher merchant sales at prices above contract energy prices, due to increased unit availability and mild weather which reduced our load-following obligations. The Big Cajun II plant’s EFOR rate, subsequent to its accelerated outage completed last fall, improved substantially quarter-on-quarter. The additional generation resulting from higher reliability was successfully sold into the short-term market.
Western: Lower quarter-on-quarter results were caused by the absence of an RMR agreement with the California ISO for El Segundo, coupled with lower RMR fixed cost recovery by Encina units 4 and 5 in 2006 versus the same period last year. El Segundo’s results should improve over the balance of the year as it is the subject of a bilateral agreement with a local load serving entity effective May 1 through the remainder of 2006. In addition, earnings were also negatively impacted by the expiration in July 2005 of a favorable gas supply agreement for the Saguaro project.
On March 31, 2006, NRG acquired Dynegy Inc.’s 50-percent ownership interest in WCP (now known as NRG West) and completed the sale of our 50-percent ownership interest in Rocky Road Power to Dynegy. NRG paid Dynegy $205 million for its interest in WCP and received $45 million from Dynegy for NRG’s interest in Rocky Road.
Australia: Results benefited from a combination of stronger pool prices due to normal weather conditions as compared with last year’s milder weather. A more favorable currency exchange rate also drove improved results. These results were partially offset by forced outages in the first quarter 2006. NRG announced in early January 2006 that it is exploring strategic alternatives for its Australian assets. This process remains on track and we expect to announce the outcome of this process by the end of the second quarter of this year.
Other North America: Results reflect other income recorded of $67 million related to a settlement agreement reached with an equipment manufacturer associated with turbine purchase agreements entered into by NRG during 1999 and 2001.
Other International: Results were lower largely due to the impact of the sale of Enfield on April 1, 2005, which contributed $16 million to earnings during the first quarter 2005. The effect of the Enfield sale was partially offset by higher equity earnings from our MIBRAG investment.

Liquidity and Capital Resources
Table 2: Corporate Liquidity

($ in millions)	March 31, 2006	December 31, 2005

Unrestricted Cash:	$818	$506
Restricted Cash:	67	64

Total Cash	$885	$570
Letter of Credit Availability	202	38
Revolver Availability	846	150

Total Current Liquidity	$1,933	$758
Liquidity at March 31, 2006 was $1.9 billion, up approximately $1.2 billion since December 31, 2005. The $315 million cash increase during the quarter resulted from $366 million of cash from operations which included the return of $230 million in posted cash collateral and the consolidation of WCP which held $180 million of cash. These cash increases were partially offset by the $160 million net purchase price payment for WCP. The balance of the liquidity increase is attributable to the available capacity under the $1 billion synthetic letter of credit and $1 billion revolving credit facilities put into place at the time of the Texas Genco acquisition.
Posted cash collateral supporting hedging and trading activities at March 31, 2006 totaled $251 million, of which $200 million is expected to be returned to the Company during the remainder of 2006 as the underlying trading positions settle during the year.
“As expected, the cash accretive acquisition of Texas Genco, together with the return of cash collateral, is contributing to the build up of our cash balances. With the improved structure of hedging off of our second lien structure, we expect to be able to manage our liquidity more efficiently, and will help us achieve our targeted balance sheet and capital structure, key elements of our focus on our optimal capital allocation strategy,” said Robert Flexon, NRG’s Executive Vice President and Chief Financial Officer.
Outlook
Adjusted EBITDA and Cash Flow from Operations guidance for 2006 remain at $1.6 billion and $1.4 billion, respectively. Although the first quarter financial results were below expectations, achieving our guidance targets will be largely dependent on our third quarter results. Factors affecting cash flow from operations and adjusted EBITDA results include weather, power and natural gas prices, plant operating performance, and merchant capacity margins.
Table 3: 2006 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

2006 guidance
Adjusted EBITDA [1]	$1,600
MtM adjustment	116

Adjusted EBITDA, including MtM	$1,716
Interest payments	(475)
Income tax	(12)
Other funds used by operations	(186)
Return of posted collateral	430
Working capital changes	(93)

Cash flow from operations	$1,380
1Adjusted EBITDA and cash flow from operations guidance reflects 100 percent ownership of WCP and the sale of Rocky Road.

Earnings Conference Call
On May 9, 2006, NRG will host a conference call at 8:00 a.m. eastern to discuss these results. To access the live webcast and accompanying slide presentation, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” To participate in the call, dial 877.407.8035. International callers should dial 201.689.8035. Participants should dial in or log on approximately five minutes prior to the scheduled start time. The call will be available for replay shortly after completion of the live event on the “Investors” section of the NRG website.
About NRG
NRG Energy, Inc. now owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include expected earnings, future growth and financial performance, expected results of NRG Texas and NRG West integration processes and timing regarding strategic alternatives in Australia, and typically can be identified by the use of words such as “will,” “should,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, our ability to convert facilities to use western coal successfully, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes and our ability to achieve the benefits from the NRG Texas and NRG West integration efforts.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance is an estimate as of today’s date, May 9, 2006 and is based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
More information on NRG is available at www.nrgenergy.com

Media:		Investor Relations:
	Meredith Moore 609.524.4522		Nahla Azmy 609.524.4526
	Lori Neuman 609.524.4525		Kevin Kelly 609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005
	(In millions, except per
	share amounts)
Operating Revenues
Revenues from majority-owned operations	$1,144	$597
Operating Costs and Expenses
Cost of majority-owned operations	743	452
Depreciation and amortization	125	48
General, administrative and development	61	50
Corporate relocation charges	—	3

Total operating costs and expenses	929	553

Operating Income	215	44
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	21	37
Write downs and losses on sales of equity method investments	(3)	—
Other income, net	81	26
Refinancing expenses	(178)	(25)
Interest expense	(118)	(55)

Total other expense	(197)	(17)

Income From Continuing Operations Before Income Taxes	18	27
Income Tax Expense	0	5

Income From Continuing Operations	18	22
Gain From Discontinued Operations, net of Income Taxes	8	1

Net Income	26	23
Dividends for Preferred Shares	10	4

Income Available for Common Stockholders	$16	$19

Weighted Average Number of Common Shares Outstanding — Basic	117	87
Income From Continuing Operations per Weighted Average Common Share — Basic	$0.06	$0.20
Gain From Discontinued Operations per Weighted Average Common Share — Basic	0.07	0.01

Net Income per Weighted Average Common Share — Basic	$0.13	$0.21

Weighted Average Number of Common Shares Outstanding — Diluted	119	88
Income From Continuing Operations per Weighted Average Common Share — Diluted	$0.06	$0.20
Gain From Discontinued Operations per Weighted Average Common Share — Diluted	0.07	0.01

Net Income per Weighted Average Common Share — Diluted	$0.13	$0.21

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS — (Unaudited)

	March 31,	December 31,
	2006	2005
	(unaudited)
	(In millions, except shares and par value)
ASSETS
Current Assets
Cash and cash equivalents	$818	$506
Restricted cash	67	64
Accounts receivable, less allowance for doubtful accounts of $2 and $2	426	284
Inventory	412	260
Derivative instruments valuation	267	404
Collateral on deposit in support of energy risk management activities	251	438
Deferred income taxes	3	4
Prepayments and other current assets	202	193
Current assets — held for sale	11	43
Current assets — discontinued operations	—	1

Total current assets	2,457	2,197

Property, plant and equipment, net of accumulated depreciation of $520 and $392	11,452	3,039

Other Assets
Equity investments in affiliates	316	603
Notes receivable, less current portion,	462	458
Goodwill	2,748	—
Intangible assets, net	1,420	257
Nuclear decommissioning trust	320	—
Derivative instruments valuation	58	22
Deferred income taxes	27	26
Other non-current assets	247	475
Non-current assets — discontinued operations	—	354

Total other assets	5,598	2,195

Total Assets	$19,507	$7,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$136	$101
Accounts payable	346	268
Derivative instruments valuation	497	692
Deferred income taxes	—	—
Accrued expenses and other current liabilities	381	180
Current liabilities — discontinued operations	—	115

Total current liabilities	1,360	1,356

Other Liabilities
Long-term debt and capital leases	7,822	2,581
Nuclear decommissioning reserve	295	—
Nuclear decommissioning trust liability	299	—
Deferred income taxes	800	135
Derivative instruments valuation	376	137
Out-of-market contracts	2,331	298
Other non-current liabilities	407	206
Non-current liabilities — discontinued operations	—	240

Total non-current liabilities	12,330	3,597

Total Liabilities	13,690	4,953
Minority Interest	1	1
3.625% Convertible Perpetual Preferred Stock (at liquidation value, net of issuance costs)	246	246
Commitments and Contingencies Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	892	406
Common Stock; $.01 par value; 500,000,000 shares authorized; 136,975,275 and 80,701,888 outstanding	1	1
Additional paid-in capital	4,448	2,431
Retained earnings	184	261
Less treasury stock, at cost — 0 and 19,346,788 shares	—	(663)
Accumulated other comprehensive income/(loss)	45	(205)

Total stockholders’ equity	5,570	2,231

Total Liabilities and Stockholders’ Equity	$19,507	$7,431

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005
	(In millions)
Cash Flows from Operating Activities
Net income	$26	$23
Adjustments to reconcile net income to net cash provided by operating activities
Distributions more than equity earnings of unconsolidated affiliates	(12)	(32)
Depreciation and amortization	125	48
Amortization of financing costs and debt discount	10	2
Write-off of deferred financing costs and debt premium	47	(8)
Write down and loss on sale of equity method investments	3	—
Deferred income taxes	46	(6)
Unrealized (gains)/losses on derivatives	(50)	85
Amortization of power contracts and emission credits	9	11
Nuclear decommissioning trust liability	(3)	—
Amortization of unearned equity compensation	3	2
Gain on sale of discontinued operations	(10)	—
Gain on Bourbonnais legal settlement	(67)	—
Collateral deposit payments in support of energy risk management activities	230	(136)
Cash provided by changes in other working capital, net of acquisition and disposition affects	9	75

Net Cash Provided by Operating Activities	366	64

Cash Flows from Investing Activities
Investment in NRG Texas	(4,263)	—
Investment in WCP	(25)	—
Proceeds from sale of discontinued operations	15	—
Proceeds from sale of investments	45	—
Proceeds from sales of nuclear decommissioning trust fund securities	45	—
Investments in nuclear decommissioning trust fund securities	(42)	—
Decrease/(Increase) in restricted cash	(3)	34
Decrease in notes receivable	8	68
Capital expenditures	(35)	(11)
Return of capital from projects	—	1

Net Cash Provided by/(Used in) Investing Activities	(4,255)	92

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(10)	(4)
Funded letter of credit	350	—
Issuance of common stock, net of issuance costs	986	—
Issuance of preferred shares, net of issuance costs	486	—
Deferred debt issuance costs	(164)	(1)
Proceeds from issuance of long-term debt	7,175	203
Principal payments on short and long-term debt	(4,623)	(699)

Net Cash Used in Financing Activities	4,200	(501)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1	(2)
Change in Cash from Discontinued Operations	—	(2)

Net Increase/(Decrease) in Cash and Cash Equivalents	312	(349)
Cash and Cash Equivalents at Beginning of Period	506	1,104

Cash and Cash Equivalents at End of Period	$818	$755

NRG ENERGY, INC. AND SUBSIDIARIES
Reconciliation of NonGAAP Financial Measures
Appendix Table A-1: First Quarter 2006 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/(loss):

Three months ending March 31, 2006	Texas	Northeast	South Central	Western	Other NA	Australia	Other Int'l	Other	Total

Net Income (Loss):	$18	$132	$35	$(2)	$66	$5	$17	$(245)	$26
Plus:
Income Tax Expense/(Benefit)	(25)	—	—	(2)	—	2	7	18	0
Interest Expense	26	19	10	—	4	3	2	48	112
Amortization of Finance Costs	—	—	—	—	—	—	—	4	4
Amortization of Debt (Discount)/Premium	—	—	1	—	1	—	—	—	2
Refinancing Expenses	—	—	—	—	—	—	—	178	178
Depreciation Expense	74	22	15	—	2	6	1	5	125
Amortization of Power Contracts	(11)	—	(4)	—	—	6	—	—	(9)
Amortization of Emission Credits	11	7	2	—	—	—	—	(2)	18
EBITDA	93	180	59	(4)	73	22	27	6	456
Income from Discontinued Operations	—	—	—	—	(8)	—	—	—	(8)
Write Down and (Gain)/Losses on Sales of Equity Method Investments	—	—	—	—	3	—	—	—	3
Bourbonnais Legal Settlement	—	—	—	—	(67)	—	—	—	(67)
Acquisition Integration Costs	—	—	—	—	—	—	—	2	2
Audrain Bad Debt Reserve	—	—	—	—	1	—	—	—	1
Adjusted EBITDA	$93	$180	$59	$(4)	$2	$22	$27	$8	$387
Appendix Table A-2: First Quarter 2005 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/(loss):

Three months ending March 31, 2005	Northeast	South Central	Western	Other NA	Australia	Other Int'l	Other	Total

Net Income (Loss):	$33	$9	$3	$(5)	$10	$42	$(69)	$23
Plus:
Income Tax Expense/(Benefit)	—	—	—	—	1	4	—	5
Interest Expense	—	3	—	4	(6)	3	49	53
Amortization of Finance Costs	—	—	—	—	—	—	1	1
Amortization of Debt (Discount)/Premium	—	—	—	1	—	—	—	1
Refinancing Expenses	—	—	—	—	—	—	25	25
Depreciation Expense	19	15	—	2	6	1	5	48
Amortization of Power Contracts	—	(3)	—	3	8	—	—	8
Amortization of Emission Credits	2	1	—	—	—	—	—	3
EBITDA	54	25	3	5	19	50	11	167
Income from Discontinued Operations	—	—	—	(1)	—	—	—	(1)
Corporate Relocation Charges	—	—	—	3	—	—	—	3
Gain on TermoRio Settlement	—	—	—	—	—	(14)	—	(14)
Proceeds Received from Crockett Contingency	—	—	—	(3)	—	—	—	(3)
Adjusted EBITDA	$54	$25	$3	$4	$19	$36	$11	$152

EBITDA and adjusted EBITDA are nonGAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and gains or losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.